UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 8, 2015

Date of Report (date of earliest event reported)

Sigma Designs, Inc.

(Exact name of Registrant as specified in its charter)

California	001-32207	94-2848099
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1778 McCarthy Blvd

Milpitas, California 95035

(Address of principal executive offices)

(408) 262-9003

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Sigma Designs, Inc. (the “Company”) continued its review of the Company’s executive officer compensation policies and programs. This review consisted, among other things, of a review of executive officer compensation philosophy, pay practices, the implementation of an executive incentive compensation plan, a review of market comparable data and the use of an independent compensation consultant. Upon substantial completion of the audit of the Company’s financial statements for fiscal 2015, the Committee reviewed and approved performance bonuses for the executive officers’ performance in fiscal 2015. The Committee approved a cash bonus award of $50,000 and a restricted stock unit award of 25,000 shares to the Company’s president and chief executive officer; a cash bonus award of $25,000 and a restricted stock unit award of 22,000 shares to the Company’s chief financial officer; and a restricted stock unit award of 22,000 shares to the Company’s senior vice president, chief marketing and sales officer. All of the restricted stock unit awards vest over a two-year period, with one-half of the total number of shares vesting on the one-year anniversary from the date of grant, and the remaining shares vesting in equal quarterly installments thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2015		SIGMA DESIGNS, INC.

	By:	/s/ THINH Q. TRAN
Thinh Q. Tran President and Chief Executive Officer (Principal Executive Officer)